SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): February 25, 2004

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-18335	74-2148293
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25025 Interstate 45 North

The Woodlands, Texas 77380

(Address of Principal Executive Offices and Zip Code)

(281) 367-1983

(Registrant's Telephone Number, Including Area Code)

TABLE OF CONTENTS

Item 7. Financial Statements and Exhibits	Page 1
Item 12. Results of Operations and Financial Condition	Page 1
Exhibit Index	Page 2
Signatures	Page 3

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated February 25, 2004, issued by TETRA Technologies, Inc.

Item 12. Results of Operations and Financial Condition.

On February 25, 2004, TETRA Technologies, Inc. (the “Company”) issued a press release announcing its financial results for the fourth quarter of 2003. The press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information furnished in this Item 12 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated February 25, 2004, issued by TETRA Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By: /s/Geoffrey M. Hertel

Geoffrey M. Hertel

President & Chief Executive Officer

Date: February 25, 2004

Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES FOURTH QUARTER 2003 EARNINGS OF $0.18

AND FULL YEAR 2003 EARNINGS OF $0.94 PER SHARE

February 25, 2004 (The Woodlands, Texas), TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE: TTI) today announced that its fourth quarter 2003 earnings were $0.18 per share, fully diluted, versus fourth quarter 2002 earnings of $0.07 per share before “loss from discontinued operations,” and $0.02 per share after “loss from discontinued operations.”

For the year 2003, TETRA reported fully diluted earnings of $0.94 per share versus the $0.40 reported in 2002. Annual earnings numbers include income from discontinued operations, net gain on disposal of discontinued operations and the cumulative effect of change in accounting principle.

Consolidated revenues for the fourth quarter of 2003 were $75,151,000 versus the $63,573,000 reported in the fourth quarter of 2002. Gross profit margins were $17,147,000 in the fourth quarter of 2003 versus the $12,708,000 reported in the comparable period of 2002. Net income (including loss from discontinued operations) was $4,233,000 in the last quarter of 2003 versus the $545,000 reported in the fourth quarter of 2002.

Consolidated results per share for the fourth quarter of 2003 were earnings of $0.18 with 23,456,000 weighted average diluted common and common equivalent shares outstanding versus $0.02 with 22,318,000 weighted average diluted common and common equivalent shares outstanding in the fourth quarter of 2002.

Divisional pretax earnings from continuing operations in the fourth quarter of 2003 versus the fourth quarter of 2002 were: Fluids – $2,949,000 in 4Q 2003 and $5,585,000 in 4Q 2002; Well Abandonment & Decommissioning – $4,173,000 in 4Q 2003 and ($968,000) in 4Q 2002; and Testing & Services – $1,881,000 in 4Q 2003 and $684,000 in 4Q 2002.

Financial data for the full years of 2003 and 2002 and data relating to net income, as well as discontinued operations, are available in the accompanying exhibit to this press release.

Geoffrey M. Hertel, Chief Executive Officer, stated, “2003 was a very successful year for TETRA. Not only did our earnings increase significantly, but our integrated strategy regarding well abandonment and decommissioning was proven. TETRA’s earnings gains significantly outperformed the average oil and gas service company. We also generated substantial cash during the year. This allowed us to reduce year-end 2002 long-term debt from $37,446,000 to $12,000 on December 31, 2003.

“During the quarter, the Testing & Services and Well Abandonment & Decommissioning (WA&D) Divisions each showed improvement over fourth quarter 2002 profit levels. Increased natural gas drilling activity helped improve the Testing & Services Division. The WA&D Division’s profitability was dramatically increased versus the prior year’s period, in spite of losses incurred in our Inland Water abandonment business. Because so many inland water properties are currently up for sale or have recently been sold by the industry, this was the weakest component of the WA&D Division. Certain changes were undertaken within the Inland Water business area during the latter portion of the fourth quarter that should allow this business component to reduce costs and better optimize profits, even in a relatively weak business environment. The benefits of this program should begin to be felt in early to mid 2004.

“Our Fluids Division profits fell compared to profits generated in the fourth quarter of 2002. The most significant problem continues to be the Gulf of Mexico (GOM), where drilling activity has not yet begun to increase. This partially reflects the large number of properties currently in the process of being sold, or offered for sale, primarily by the major oil and gas producers. Until these properties are acquired, they are essentially unavailable for drilling. Also, during much of December, many oil companies reduced operations for the holidays. This negatively impacted the Fluids Division in late 2003.

“Looking toward 2004, we are optimistic regarding TETRA’s businesses. The increased natural gas drilling over the last year has already begun to improve our results in Testing & Services. As the backlog of properties in both the inland waters and offshore areas of the GOM begin to change hands, we anticipate a pick-up in activity for both our Fluids and WA&D Divisions.

“The WA&D strategy employed by TETRA utilizes a wholly-owned exploitation and production subsidiary, Maritech Resources, Inc., to help base-load our well abandonment and decommissioning work, especially in the GOM. A few facts regarding Maritech indicate the significance of this strategy. At year-end, TETRA estimates that properties in which Maritech has a working interest had undiscounted gross well abandonment and decommissioning liabilities of $130.8 million (including working interests not owned by Maritech). Of this amount, $82.4 million relates to properties operated by Maritech. In addition to day-work and turnkey contracts, this potential Maritech work represents a base-load of future activity for our WA&D Division. Until these properties are abandoned, Maritech attempts to enhance production, increase reserves and generate a profit. To date, Maritech has been very successful in this endeavor. At year-end 2003 our net book value (cost) of oil and gas properties was $23.7 million. At the same time, the estimated undiscounted future net cash flow before income taxes for proven reserves from these properties, as determined by Ryder Scott Company, L.P., our outside petroleum engineering firm, was $86.2 million. During 2003, Maritech’s income before taxes from continuing operations (before allocation of divisional overhead) represented about 15% of TETRA’s income before taxes from continuing operations (excluding corporate overhead costs). When Maritech’s properties are no longer economic to produce, they become candidates for well abandonment and decommissioning. This integrated Maritech strategy has been, and is, working.

“Although we are proud of our accomplishments in 2003, we cannot rest on our laurels. We are positioned to grow TETRA; from exploiting our existing, sometimes dominant, niche market positions, to acquiring other oil and gas service assets or service providers. Our balance sheet and existing bank line of credit allow us the luxury of analyzing acquisitions from a position of strength. At year-end 2003, our long-term debt stood at $12,000 and our cash position was $16,925,000. On the 20th of February, this cash position had increased to approximately $27,300,000.

“In a cyclical industry like oil and gas services, near-term results are difficult to predict. However, longer-term trends are usually quite evident. TETRA’s strong position within its business areas, its unique model in its WA&D Division, its ability to make acquisitions and its cash generation capabilities have been and should continue to be, the drivers that stimulate a growing TETRA,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(In Thousands, Except Per Share Amounts)

Revenues
Fluids Division	$31,166	$31,995	$119,449	$117,057
WA&D Division	31,257	21,245	153,483	78,558
Testing & Services Division	12,806	10,652	47,122	44,475
Eliminations and other	(78)	(319)	(1,385)	(1,672)
Total revenues	75,151	63,573	318,669	238,418

Gross profit
Fluids Division	6,426	8,613	27,185	31,855
WA&D Division	7,318	2,019	35,412	10,990
Testing & Services Division	3,406	2,072	11,209	11,191
Eliminations and other	(3)	4	(10)	(33)
Total gross profit	17,147	12,708	73,796	54,003

General and administrative expense	11,011	9,259	44,718	36,912
Operating income	6,136	3,449	29,078	17,091

Interest expense (income), net	(64)	626	312	2,644
Other expense (income)	(64)	477	(565)	(95)

**Income before taxes, discontinued operations and cumulative effect of change in accounting principle	6,264	2,346	29,331	14,542

Provision for income taxes	1,991	818	9,931	5,127

Income before discontinued operations and cumulative effect of change in accounting principle	4,273	1,528	19,400	9,415

Discontinued operations:
Income (loss) from discontinued operations, net of taxes	(71)	(983)	112	(516)
Net gain on disposal of discontinued operations, net of taxes	31	–	3,616	–
Income (loss) from discontinued operations	(40)	(983)	3,728	(516)

Net income before cumulative effect of accounting change	4,233	545	23,128	8,899
Cumulative effect of change in accounting principle, net of taxes	–	–	(1,464)	–

Net income	$4,233	$545	$21,664	$8,899

**Income before taxes and cumulative effect of change in accounting principle from continuing operations
Fluids Division	2,949	5,585	13,996	17,995
WA&D Division	4,173	(968)	23,472	3,220
Testing & Services Division	1,881	684	6,420	7,145
Corporate overhead	(2,739)	(2,955)	(14,557)	(13,818)
Total	6,264	2,346	29,331	14,542

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(In Thousands, Except Per Share Amounts)

Basic per share information:
Income before discontinued operations and cumulative effect of change in accounting principle	$0.19	$0.07	$0.89	$0.44
Income (loss) from discontinued operations	–	(0.05)	–	(0.02)
Net gain on disposal of discontinued operations, net of taxes	–	–	0.17	–
Cumulative effect of change in accounting principle, net of taxes	–	–	(0.07)	–
Net income	$0.19	$0.02	$0.99	$0.42

Weighted average shares outstanding	22,108	21,551	21,850	21,342

Diluted per share information:
Income before discontinued operations and cumulative effect of change in accounting principle	$0.18	$0.07	$0.84	$0.42
Income (loss) from discontinued operations	–	(0.05)	–	(0.02)
Net gain on disposal of discontinued operations, net of taxes	–	–	0.16	–
Cumulative effect of change in accounting principle, net of taxes	–	–	(0.06)	–
Net income	$0.18	$0.02	$0.94	$0.40

Weighted average shares outstanding	23,456	22,318	23,005	22,343

Depreciation, depletion and amortization (B)	$6,885	$5,224	$31,153	$20,528

(A) Prior year amounts reflect the accounting for TETRA's Damp Rid and Norway process services operations as discontinued operations; and, the reclassification into cost of goods sold certain shipping and handling costs, which had previously been deducted from product sales revenues.

(B) DD&A information includes loss from the relinquishment of oil and gas property.

	December 31,
Balance Sheet	2003	2002
	(In Thousands)
Cash	$16,925	$4,127
Accounts receivable, net	70,769	56,856
Inventories	35,116	36,702
Other current assets	13,991	26,401
PP&E, net	144,098	154,973
Other assets	28,700	29,758
Total assets	$309,599	$308,817

Current portion of long-term debt	$8	$226
Other current liabilities	44,681	40,697
Long-term debt	4	37,220
Other long-term liabilities	54,137	46,522
Equity	210,769	184,152
Total liabilities and equity	$309,599	$308,817

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4398

www.tetratec.com

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